Exhibit 99.1

ARCA biopharma Announces First Quarter 2023 Financial Results

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Company is currently engaged in a strategic review process, evaluating additional development of its assets, collaborations and other strategic options

Westminster, CO, April 24, 2023 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company applying a precision medicine approach to developing genetically targeted therapies for cardiovascular diseases, today reported first quarter 2023 financial results and provided a corporate update.

In April 2022, the Board of Directors established a Special Committee and, in May 2022, retained Ladenburg Thalmann & Co. Inc. (“Ladenburg”) to evaluate strategic options, including transactions involving a merger, sale of all or part of the Company’s assets, or other alternatives with the goal of maximizing stockholder value. The Company and Ladenburg have reviewed several potential strategic transactions and continue to evaluate further potential development of the Company’s existing assets, in order to maximize stockholder value. The Company does not have a defined timeline for the strategic review process and the review may not result in any specific action or transaction.

First Quarter 2023 Summary Financial Results

Cash and cash equivalents were $40.9 million as of March 31, 2022, compared to $42.4 million as of December 31, 2022. ARCA believes that its current cash and cash equivalents, consisting primarily of money market funds, will be sufficient to fund its operations through the middle of 2024.

Research and development (R&D) expenses were $0.4 million for the quarter ended March 31, 2023, compared to $2.2 million for the corresponding period in 2022. The $1.8 million decrease in R&D expenses in 2023 as compared to 2022 was primarily related to the completion of enrollment in the rNAPc2 Phase 2b clinical trial in the fourth quarter of 2021. R&D expenses in 2023 are expected to be lower than 2022.

General and administrative (G&A) expenses were $1.4 million for the quarter ended March 31, 2023, compared to $1.1 million for the corresponding period in 2022, an increase of approximately $0.3 million. During the quarter ended March 31, 2023, ARCA recorded $159,000 for one-time termination benefits related to the mutually agreed to conclusion of Christopher D. Ozeroff's employment, the former Secretary, Senior Vice President and General Counsel of ARCA, effective March 31, 2023. The increase in expenses was primarily a result of increases in consulting costs and one-time termination benefits discussed above in 2023. G&A expenses in 2023 are expected to be consistent with those in 2022 as the Company maintains administrative activities to support our ongoing operations.

Total operating expenses for the quarter ended March 31, 2023 were $1.8 million compared to $3.3 million for the first quarter 2022.

Net loss for the quarter ended March 31, 2023 was $1.3 million, or $0.09 per basic and diluted share, compared to $3.3 million, or $0.23 per basic and diluted share in the first quarter of 2022.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically and other targeted therapies for cardiovascular diseases through a precision medicine approach to drug development. At present, ARCA is evaluating options for development of its assets, including partnering and other strategic options. For more information, please visit www.arcabio.com or follow the Company on LinkedIn.

Safe Harbor Statement

This press release contains "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding potential future development plans for Gencaro and rNAPc2, if any, the Company’s review of strategic options. Such statements are based on management's current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: ARCA’s financial resources and whether they will be sufficient to meet its business objectives and operational requirements; ARCA may not be able to raise sufficient capital on acceptable terms, or at all, to continue development of Gencaro or rNAPc2 or to otherwise continue operations in the future; results of earlier clinical trials may not be confirmed in future clinical trials; the protection and market exclusivity provided by ARCA’s intellectual property; risks related to the drug discovery and the regulatory approval processes; the Company’s ability to complete a strategic transaction, and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the Securities and Exchange Commission, including without limitation ARCA’s annual report on Form 10-K for the year ended December 31, 2022, and subsequent filings. ARCA disclaims any intent or obligation to update these forward-looking statements.

Investor & Media Contact:

Jeff Dekker

720.940.2122

ir@arcabio.com

(Tables follow)

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ARCA BIOPHARMA, INC.

BALANCE SHEET DATA

(in thousands)

(unaudited)

	March 31, 2023	December 31, 2022
Cash and cash equivalents	$40,850	$42,445
Working capital	$40,436	$41,567
Total assets	$42,059	$43,085
Total stockholders’ equity	$40,531	$41,673

ARCA BIOPHARMA, INC.

STATEMENTS OF OPERATIONS

(unaudited)

	March 31,
	2023	2022
	(in thousands, except share and per share amounts)
Costs and expenses:
Research and development	$390	$2,179
General and administrative	1,406	1,098
Total costs and expenses	1,796	3,277
Loss from operations	(1,796)	(3,277)

Interest and other income	450	7
Other loss	—	(2)
Net loss	$(1,346)	$(3,272)

Net loss per share:
Basic and diluted	$(0.09)	$(0.23)
Weighted average shares outstanding:
Basic and diluted	14,410,143	14,410,143